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                                                                   EXHIBIT 10.35


                   SALES REPRESENTATIVE AND SUPPORT AGREEMENT


                  THIS SALES REPRESENTATIVE AND SUPPORT AGREEMENT, ("Agreement") made and entered into effective the ____ day of ____ 2000, ("Effective Date") by and between The Santa Cruz Operation, Inc., a California corporation, ("SCO") and Caldera, International, Inc., a Delaware corporation ("Sales
Representative") (together, the "Parties").

                  WHEREAS, SCO and Sales Representative are parties to an Agreement and Plan of Reorganization, dated August 1, 2000, as amended on September 13, 2000, whereby SCO has transferred to Sales Representative certain of its assets (the "Transaction"); and

                  WHEREAS, SCO has retained the Open Server UNIX business and desires to engage Sales Representative for the purpose of (i) soliciting and procuring orders for SCO's Products (as defined below) in the Territory and (ii) marketing the Products.

                  NOW, THEREFORE, the parties agree as follows:

1. Appointment; Territory. SCO hereby appoints Sales Representative, and Sales Representative hereby agrees to act, as the exclusive sales representative to solicit and procure orders for the Products worldwide (the "Territory"), for the term of this Agreement, subject to all of the terms and conditions of this Agreement.

2. Products; Prices.

                  a. Products. The products covered by this Agreement ("Products") are those Open Server UNIX products in binary form listed on Attachment A hereto.

                  b. Prices. The prices of the Products will be those established by SCO. In soliciting and procuring orders for the Products, Sales Representative will quote only the prices and terms on SCO's then current Price List (the "Price List") as provided to Sales Representative by SCO. Quotation of any prices other than those in the Price List must be authorized in writing by SCO.

                  c. Discounts. The guidelines for any rebates and discounts on the Products will be those established by SCO. Quotation of any rebates or discounts other than those established by SCO must be authorized in writing by SCO.

                  d. Warranties and Terms of Sale. The warranties and terms of sale of the Products will be those established by SCO. SCO reserves the right, at its sole discretion, to establish or change the prices, Price List, discount schedules, warranties, terms and conditions of sale, delivery and charges and will inform Sales Representative promptly of such changes.

                  e. WARRANTY DISCLAIMERS

                  SCO MAKES NO WARRANTIES TO SALES REPRESENTATIVE WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL IMPLIED

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WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS
FOR A PARTICULAR PURPOSE.

                  SALES REPRESENTATIVE WILL MAKE NO WARRANTIES TO BUYERS OF PRODUCTS WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTIES PROVIDED TO SUCH BUYERS SHALL BE AS DETERMINED BY SCO AND SHALL BE THE SOLE OBLIGATION OF SCO.

3. Commission; Expense Reimbursements.

                  a. Commission.

                           (1) In consideration for the duties of Sales
         Representative contained herein and as the entire compensation of Sales Representative for its services under this Agreement, SCO will pay Sales Representative the following commissions: (i) a commission equal to 11% of Revenues (as defined below) from all license fees relating to orders obtained by Sales Representative pursuant to this Agreement; and
         (ii) a commission equal to 25% of Revenues from all sales of Media Kits (as defined in Attachment B) relating to orders obtained by Sales Representative pursuant to this Agreement. "Revenues" shall mean net revenues, as defined by generally accepted accounting principles, less any bad debts applicable to such revenues.

                           (2) Commissions will be deemed earned with respect to a sale of Products when Sales Representative delivers such products on behalf of SCO.

                           (3) Commissions for revenue actually collected will be paid by SCO on or before the fifteenth day of each month for all payments received for Products sold and licenses granted pursuant to this Agreement during the prior month. Commissions will be made in U.S. dollars by check or wire transfer. Any late payments will accrue interest at 8% per annum until paid.

                  b. Expense Reimbursements.

                           (1) Marketing Reimbursement. SCO will reimburse Sales Representative for its expenses relating to marketing activities described in Attachment C at the rate of the lesser of (a) actual marketing development funds or coop expenses incurred by Sales Representative or the distributors or (b) 15% of net revenues, as determined in accordance with GAAP, and which are actually collected. In the event Sales Representative or its distributors jointly markets and/or advertises Products in conjunction with any third party product, SCO's reimbursement to Sales Representative under (a) above shall be pro-rated accordingly based upon percentage of advertising space or time, or the like.

                           (2) Invoices for reimbursements under Sections 3(b)(1) and 8(e) shall be issued by Sales Representative on or before the fifteenth day of each month. SCO


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         shall pay invoices within fifteen (15) days from the date of receipt of the invoice. Any late payments will accrue interest at 8% per annum until paid.

                           c. Verification.

                           (1) In the event it is subsequently determined that either of (i) commissions to be paid pursuant to Section (3)(a)(1) or
         (ii) marketing expenses to be reimbursed pursuant to 3(b)(1), was incorrectly reported by Sales Representative due to insufficient information or other reasons, SCO shall rectify any overpayment or underpayment to Sales Representative by applying any applicable debits or credits when remitting its next payment to Sales Representative.

                           (2) Both parties shall, upon ten (10) days written notice, be given access to the books and records of the other party to the extent necessary for purposes of verifying that appropriate proceeds, commissions and reimbursements to be paid under this Agreement are being accounted for and paid in accordance therewith. No party shall request verification more than two times per calendar year.

4. Orders.

                  a. All purchase orders will be received by Sales Representative on behalf of SCO, and will be processed in accordance with SCO's general guidelines. Special arrangements outside of such guidelines must be individually approved by SCO. All agreements will be between SCO and the customer.

                  b. SCO will have the right, without limitation or any liability to Sales Representative for a commission, to:

                  (1)      reject any purchase order solicited by Sales
                           Representative;

                  (2) approve or disapprove any credit to be extended to any customer beyond SCO's normal credit extension guidelines; and

                  (3) accept the return of Products, to make any allowances, or to give credit, discounts, or adjustments to any customer beyond SCO's normal credit extension guidelines, as SCO will deem appropriate.

                  c. Invoices in connection with orders solicited by Sales Representative and received by Sales Representative on behalf of SCO will be rendered by Sales Representative, on behalf of SCO, to the customer on a SCO pre-printed invoice. While collection of such invoices will be SCO's ultimate responsibility, Sales Representative shall use its reasonable efforts to assist SCO in collecting any past due invoices. All collections shall be directed to a lock-box maintained in the name of SCO, administered by a third party pursuant to standard terms and conditions for arrangements of this type. The administrator of the lock-box shall make distributions of commissions and reimbursements from sales of the Products, at the direction of SCO, in accordance with Section 3 above. Access to the lock-box account shall be made available to Sales Representative for purposes of reconciling payments of customers against invoices.





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5. Relationship of Parties. The parties hereto expressly understand and agree that Sales Representative is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Sales Representative's activities, or those of its employees or agents in the performance of this Agreement. Sales Representative has no authority, right or ability to bind or commit SCO in any way (including, without limitation, by receiving orders) and will not attempt to do so or imply that it may do so.

6. Support and Maintenance and Service Agreements.

                  a. Outstanding Customer Support Agreements. Sales Representative will offer and provide support for the Products to customers of the Products under SCO's support and maintenance obligations under its currently outstanding contracts and license agreements relating to the Products, at levels substantially similar to those levels provided by SCO immediately prior to consummation of the Transaction.

                  b. Support and Maintenance for New Accounts. Following the Effective Date, accounts obtained by Sales Representative on behalf of SCO will be offered support and maintenance agreements by Sales Representative which will be separate from the license agreements such customers enter into with SCO. Such license agreements shall not contain support and maintenance components.

                  c. Telephone Support Services. Sales Representative will also provide support for the telephone support number to be established and furnished to customers on behalf of SCO.

7. Responsibilities of Sales Representative. Sales Representative's duties hereunder are as follows:

                  a. Sales Representative will comply with good business practices and all applicable laws and regulations and will diligently perform all other duties as mutually agreed upon herein.

                  b. Sales Representative will facilitate the preparation and execution of contracts for the sale, delivery and installation of Products and related services, and administer matters relating thereto, including credit checks on prospective customers within the guidelines set forth by SCO.

                  c. In its efforts, Sales Representative will use SCO's then current names for the Products (but will not represent or imply that it is SCO or is a part of SCO and will obtain SCO's prior approval of any such use) and will not add to, delete from or modify any sales or marketing documentation or forms provided by SCO except with the prior written consent of SCO. Sales Representative will not otherwise use or register (or make any filing with respect to) any trademark, name or other designation relevant to the subject matter of this Agreement anywhere in the world. Sales Representative will not contest anywhere in the world the use by SCO or use authorized by SCO of any trademark, name or other designation relevant or similar to the subject matter of this Agreement or application or registration therefor, whether during or




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after the term of this Agreement. Sales Representative acknowledges and agrees that Sales Representative has no interest in or right to SCO's names, designations or trademarks, or any label or design or other marks used in connection with SCO or the Products. Sales Representative further acknowledges and agrees that all of its use of such trademarks, names or other designations will inure to the benefit of SCO.

                  d. Sales Representative will employ a sufficient number of qualified employees and agents, as it determines in its reasonable discretion, for purposes of promoting and selling the Products and performing all of its duties set forth herein. Sales Representative will initially provide sales and service support for the Products substantially similar to the level of sales and service support provided by SCO immediately prior to consummation of the Transaction; provided however that Sales Representative may, in its reasonable discretion, reduce the level of support based on reductions of sales of the Products, so long as at least minimum support is provided for customers of the Product.

                  e. Sales Representative will keep SCO informed as to any problems encountered with the Products and as to any resolutions arrived at for those problems, and will communicate promptly to SCO any and all modifications, design changes, improvements of the Products, or new customer requirements suggested by any entity or person solicited by or making inquiries of Sales Representative or by any employee or agent of Sales Representative.

                  f. Sales Representative will abide by SCO's policies regarding sales of its Products, including, without limitation, SCO's standard terms and conditions as such are updated and amended from time to time. Any modifications of such policies by SCO must be communicated in writing to Sales Representative. Sales Representative will communicate such policies to customers and will not make or imply any representations to customers which alter such policies.

                  g. Sales Representative understands that SCO is not bound to any price (whether or not on the then current Price List) with respect to an order until SCO has accepted such order and Sales Representative will not imply or represent anything to the contrary to any person or entity; in any event SCO will not be liable to Sales Representative for, and Sales Representative will have no rights with respect to, any price change (whether before or after acceptance of an order) or any other matter with respect to the dealings between SCO and customers of Sales Representative.

                  h. Sales Representative may not make any promises or representations, or give any warranties or guarantees with respect to the Products except as expressly permitted, or otherwise incur any liability on behalf of SCO without the prior written consent of SCO.

                  i. Sales Representative shall assist SCO in determining proper inventory levels.

                  j. Sales Representative shall provide marketing services of the type described in Attachment C with respect to the Products on behalf of SCO, as it deems necessary in its sole discretion.




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                  k. Sales Representative and SCO mutually agree that the
Products will be sold only through the Sales Representative's distribution channel, and that Sales Representative will pay comparable commissions to its employees as it pays for other products sold through distribution.

8. Duties and Rights of SCO. SCO will have the following rights and responsibilities during the term of this Agreement:

                  a. SCO will provide Sales Representative, at SCO's expense, with current catalogs, data sheets, engineering data, application data, answers to technical and commercial inquiries, and any other information required in, or helpful to, Sales Representative's promotion of SCO's products in the Territory. Notwithstanding the above, SCO shall have no obligation to make updates to such information or items to be provided to Sales Representative, or to supplement the inventory levels of such information and items. Any printed materials, equipment, or spare parts furnished by SCO to Sales Representative will be and remain at all times the property of SCO.

                  b. SCO reserves the right, at any time, to change or modify the design of or discontinue any of the Products, or parts thereof, and to change its service policies, or its financial requirements. SCO will inform Sales Representative within a reasonable time of any changes in the Products, the prices, and marketing and sale documentation. SCO may delete Products from Attachment A upon thirty (30) days' prior written notice.

                  c. In addition to the marketing performed by Sales Representative as set forth in Section 7(j), SCO may market the Products, the scope and nature of which marketing will be determined at SCO's sole discretion.

                  d. Sales Representative, on behalf of SCO, will outsource inventory production to a fulfillment facility. SCO will own and bear the risk of loss on all inventory until the time of transfer to the customer. While Sales Representative, on behalf of SCO, will contract with the fulfillment facility, SCO will be solely responsible for payments of applicable fees. SCO will bear all risk relating to obsolete or slow-moving inventory, returns and rotations. SCO will also bear all risk relating to any consignment arrangements with distributors. Sales Representative, on behalf of SCO will maintain a Web site for electronic distributions of Products.

                  e. While SCO shall be solely responsible for any and all third-party royalties relating to the Products, Sales Representative shall use its reasonable efforts to calculate and pay such royalties on behalf of SCO. SCO shall reimburse payments made by Sales Representative with respect to third-party royalties relating to the Products in accordance with the procedures set forth in Section 3(b)(2).

                  f. SCO shall have the right to send an observer to attend any live marketing events, including but not limited to seminars, QBBs, and trade shows, that are being funded in whole or in part by OpenServer marketing funds. In addition, SCO shall have the right to request information from Caldera regarding when and where such events are to be held, in its sole discretion.



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9. Term and Termination.

                  a. Subject to the provisions for termination as provided herein, this Agreement will commence on the Effective Date and will be for a term of five years; provided that Sales Representative may terminate this Agreement at any time after the third anniversary of the Effective Date or at any time after SCO is acquired by one of the entities listed on Attachment D hereto, in each case by paying SCO a termination fee (the "Termination Fee") equal to two times all Revenues reported by SCO during the twelve (12) months immediately preceding such date of termination. Such Termination Fee shall be paid within fifteen (15) days of notification of such termination. Any late payments will accrue interest at 8% per annum. In the event Sales Representative elects to pay the Termination Fee, Sales Representative, upon such payment, will own all the Products and all intellectual property and other rights related to the Products and the Open Server Unix business, and SCO shall use its best efforts to effect the valid assignment thereof. Nothing contained herein will preclude either SCO's or Sales Representative's right of termination pursuant to this Section 9.

                  b. This Agreement may be terminated by SCO for cause immediately upon the occurrence of any of the following events:

                  (1) if Sales Representative ceases to do business, or otherwise terminates its business operations or if there is a material change in control of Sales Representative; or

                  (2) if Sales Representative breaches any provision of this Agreement or any provision of that certain Open Server Research and Development Agreement, dated as of the date hereof (the "Open Server R&D Agreement"), and fails to fully cure such breach within thirty (30) days or such longer time as is provided herein of written notice from SCO describing the breach; or

                  (3) if Sales Representative seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Sales Representative.

                  c. This Agreement may be terminated by Sales Representative for cause immediately upon the occurrence of any of the following events:

                  (1) if SCO breaches any provision of this Agreement (including the payment provisions hereof) or any provision of the Open Server R&D Agreement (including the payment provisions thereof) and fails to fully cure such breach within thirty (30) days or such longer time as is provided herein of written notice from Sales Representative describing the breach; or

                  (2) if SCO seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against SCO.

                  (3) if SCO is acquired by one of the entities listed on Attachment D.

                  d. Upon termination of this Agreement by either party or naturally at the end of the term, except in the event a Termination Fee is paid:



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                  (1) All rights, licenses and obligations of Sales
Representative and all obligations of SCO hereunder will terminate, except Sales Representative's rights to commissions earned prior to termination.

                  (2) Sales Representative will:

                           (a) immediately discontinue any use of the name,
logotype, trademarks or slogans of SCO and the trade names or other designations of any of the Products;

                           (b) immediately discontinue all representations or
statements from which it might be inferred that any relationship exists between SCO and Sales Representative;

                           (c) immediately cease to promote, solicit orders for
or procure orders for Products (but not act in any way to damage the reputation of SCO or any Product);

                           (d) as promptly as reasonably practicable return to
SCO at Sales Representative's expense, all Products, demonstration units, samples, instruments, equipment, spare parts, catalogues and literature of SCO then in possession of Sales Representative;

                           (e) as promptly as reasonably practicable return to
SCO all Proprietary Information in Sales Representative's possession, custody or control in whatever form held (including copies or embodiments of Proprietary Information or relating to Proprietary Information) upon termination of this Agreement, or at any time or from time to time, upon written request by SCO;

                           (f) continue to provide, for a period of 12 months
from the date of termination, maintenance and support at the levels described herein to then existing customers of the Open Server UNIX business.

                  (3) Except as otherwise provided herein, the provisions of this Agreement which by their nature are continuing obligations of this Agreement termination shall survive termination pursuant to this Section 9.

10. Proprietary Information; Proprietary Rights

                  a. Sales Representative acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to products and to SCO which is of a confidential and proprietary nature ("Proprietary Information"). All Proprietary Information will be clearly marked as such by SCO with a label stating "Confidential" or "Proprietary", except for source code of SCO, which by its nature is Proprietary Information. Such Proprietary Information may include, without limitation, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, financial information and sales and marketing plans. Sales Representative and its employees, agents and independent contractors will, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information, and will not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement, nor will Sales Representative or its employees, agents or independent contractors disclose any such Proprietary Information to any person without



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SCO's prior written consent. Sales Representative acknowledges that any such
Proprietary Information received by Sales Representative will be received as a fiduciary of SCO. In the event Sales Representative becomes legally compelled to disclose any Proprietary Information, Sales Representative shall provide SCO with prompt written notice of such requirements so that SCO may seek a protective order or other appropriate remedy or waive compliance with this Agreement.

                  b. Sales Representative will not be bound by this Section 10 with respect to information Sales Representative can document (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of Sales Representative or its employees, or agents; (ii) is lawfully received by Sales Representative from third parties without restriction and without breach of any duty of nondisclosure by any such third party; (iii) was rightfully in its possession or known by it prior to receipt from SCO; (iv) was independently developed without use of any Proprietary Information of SCO; or
(v) is imbedded in or incorporated within UnixWare.

                  c. SCO and its licensors retain all right, title and interest in and to (i) the source code of the Products, (ii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Products, all copies and derivative works thereof (by whomever produced) and all related documentation, specifications, and materials, and (iii) all of SCO's service marks, trademarks, trade names or any other designations.

                  d. Sales Representative agrees, as a condition of the rights and licenses granted under this Agreement and except as otherwise expressly and unambiguously authorized hereunder or unless this Agreement is terminated pursuant to the payment of a Termination Fee, as provided in Section 9(a), (i) not to convey to any third party without the express, prior written approval from SCO, the source code of any of the Products; (ii) not to create or attempt to create, by reverse engineering or otherwise, the specifications for any Product from the information made available to it; (iii) not to remove any product identification or notices of any proprietary or copyright restrictions from the Products or any support material; (iv) not to develop derivative works from the Products or SCO documentation or literature for the Products; (v) prior to disposing of any media or apparatus, to destroy completely any Proprietary Information contained in any media or apparatus, prior to its disposal; and (vi) in addition to and without in any way limiting Sales Representative's other obligations hereunder, to use all methods to protect SCO's rights with respect to the Products and Proprietary Information as it uses to protect any third party's Products, confidential information or rights. Notwithstanding the above, Sales Representative may disclose Proprietary Information only to its employees, agents and independent contractors as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, agents or independent contractors).

                  e. SCO hereby grants Sales Representative a nontransferable license only to demonstrate the Products in the Territory to bona fide clients considering ordering such Products in strict accordance with all the terms of this Agreement and solely to the extent necessary to fulfill the purposes of this Agreement.




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                  f. SCO hereby grants Sales Representative a limited,
nontransferable, non-exclusive license to reproduce SCO's trademarks, trade names, and logos related to the Products in connection with Sales
Representative's promotion of the Products and in accordance with SCO's trademark usage policy.

11. Indemnification.

                  a. SCO represents and warrants that it owns or has a valid right to use and license all of the Proprietary Assets comprising any portion of the Products. SCO will indemnify, defend and hold Sales Representative and its officers, directors, agents and employees harmless from liability resulting from infringement or alleged infringement by the Products of any Proprietary Assets of any other person. SCO will indemnify and hold Sales Representative and its officers, directors, agents and employees harmless from liability resulting from warranty claims relating to the Products made by the buyers thereof against Sales Representative. For purposes of this paragraph, "Proprietary Assets" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing. SCO also agrees to defend Sales Representative from and against all third party claims, suits and proceedings brought against Sales Representative, and will pay all final judgments awarded or settlements entered into on such claims, arising out of or related to any material breach by SCO of the terms or conditions of this Agreement.

                  b. Sales Representative agrees to defend SCO from and against all third party claims, suits and proceedings brought against Sales Representative, and will pay all final judgments awarded or settlements entered into on such claims, arising out of or related to any material breach by Sales Representative of the terms or conditions of this Agreement.

                  c. The indemnifying party's indemnification obligations under this Section 11 are conditioned upon the indemnified party: (a) giving prompt notice of the claim to the indemnifying party (provided, however, that any failure or delay in providing such notice shall only affect the indemnifying party's obligation hereunder to the extent the defense or settlement of the claim was prejudiced thereby); (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require an affirmative obligation of or, result in any ongoing liability to the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.

12. Miscellaneous.

                  a. Assignment; Binding Upon Successors And Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the



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other party hereto, which shall not be withheld unreasonably. Notwithstanding the above, SCO shall not be required to obtain Sales Representative's consent for any assignment made in conjunction with a Change of Control (as defined below), so long as the acquiring entity in such Change of Control is not one of the entities listed on Attachment D hereto. "Change of Control" shall mean the sale of all or substantially all of SCO's assets or an acquisition or merger of SCO in which the stockholders of SCO immediately prior to such acquisition or merger hold less than 20% of the voting stock of the surviving or acquiring entity after such acquisition or merger. Subject to the preceding sentences, this Agreement will be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

                  b. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  c. Amendment and Waivers. Any term or provision of this Agreement may be amended by the parties hereto at anytime by execution of an instrument in writing signed on behalf of each of SCO and Sales Representative. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement will not constitute a waiver of such right.

                  d. Governing Law. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                  e. Notices. All notices and other communications pursuant to this Agreement will be in writing and deemed to be sufficient if contained in a written instrument and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as will be specified by like notice):

         If to SCO to:              The Santa Cruz Operation, Inc.
                                    425 Encinal Street
                                    Santa Cruz, California 95061

                                    Attention: Chief Executive Officer and Law and Corporate Affairs
                                    Telecopier:  (831) 427-5454

         With a copy to:            Wilson, Sonsini, Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California  94304

                                    Attention: Michael Danaher
                                    Telecopier:  (650) 493-6811



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         And if to Caldera:         Caldera International, Inc.
                                    240 West Center Street
                                    Orem, Utah  84057

                                    Attention: Chief Executive Officer
                                    Telecopier:  (801) 765-1313

         With a copy to:            Brobeck, Phleger & Harrison LLP
                                    370 Interlocken Boulevard, Suite 500
                                    Broomfield, Colorado 80209
                                    Attention: John E. Hayes, III
                                    Telecopier: (303) 410-2199

         All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing

                  f. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

                  g. Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                  h. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

                  i. Dispute Resolution. Except that either party may seek equitable or similar relief from a court, any dispute, controversy or claim arising out of or in relation to this Agreement or at law, or the breach, termination or invalidity thereof, that cannot be settled by agreement of the parties hereto, will be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration will be Santa Clara County, California. The award rendered will be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

                  IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first above written.

                                    CALDERA INTERNATIONAL, INC.

                                    By
                                      ------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Address: 240 West Center Street
                                             Orem, UT 84057

                                    THE SANTA CRUZ OPERATION, INC..

                                    By
                                      ------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Address: 425 Encinal Street
                                             Santa Cruz, California 95061-1900

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                                  Attachment A

OPENSERVER UNIX PRODUCTS ("PRODUCTS")

Products are defined as set forth on the attached price list.

                                  Attachment B

DESCRIPTION OF MEDIA KITS

A media kit is a tangible package that contains some or all of the following: software on media, including but not limited to CD-ROM and/or diskette format; and documentation. A media kit is not a commercial license or licenses to use any of the products contained therein.

                                  Attachment C

MARKETING ACTIVITIES TO BE PERFORMED BY SALES REPRESENTATIVE

Sales Representative shall market the Products in a similar fashion and to a similar extent as it markets the UnixWare products; provided that it shall not be required to incur expenditures beyond the limitations on reimbursements set forth in Section 3(b)(1).

                                  ATTACHMENT D

                             SECTION 12(a) ENTITIES
                       (INCLUDING ANY AFFILIATES THEREOF)


1.       SuSe Inc.
2.       Red Hat, Inc.
3.       TurboLinux Inc.
4.       LinuxCare Inc.
5.       Sun Microsystems, Inc.
6.       Intel Corporation
7.       Microsoft Corporation





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